EXHIBIT 99.1

Omega Protein Reports 2007 Results

HOUSTON, March 12, 2008 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $12.1 million ($0.72 a share) for the fiscal year ended December 31, 2007, compared with net income of $4.6 million ($0.19 a share) for the year ended December 31, 2006.

For the year ended December 31, 2007, the Company had revenues of $157.1 million, compared with $139.8 million in revenues for the year ended December 31, 2006. Omega Protein recorded operating income of $27.4 million for the year ended December 31, 2007, versus operating income of $8.0 million for the comparable period a year earlier.

Revenues for the fourth quarter ended December 31, 2007 were $44.3 million compared with revenues of $26.1 million for the comparable quarter in 2006. Omega Protein recorded operating income of $8.8 million for the 2007 fourth quarter, versus operating income of $0.1 million for the fourth quarter of 2006.

Omega Protein’s 2007 results reflect increased margins primarily due to higher sales prices received during the current year, partially offset by a decline in sales volume of both fish meal and fish oil. Additionally, results for the three and twelve months ended December 31, 2007 were favorably impacted by the settlement of the lawsuit with its property insurance carriers pertaining to damages sustained from Hurricanes Katrina and Rita in 2005. The results for the year ended December 31, 2007 were also impacted by the net loss incurred during the first quarter of 2007 primarily due to the write-off of approximately $3.0 million in deferred debt issuance costs and prepayment fees resulting from the refinancing of the Company’s prior credit agreement with a new credit facility which closed in March 2007. Excluding the settlement of the lawsuit and the write-off from the reported 2007 net income would have resulted in Omega Protein reporting approximately $7.2 million in net income ($0.43 a share).

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Revenues	$44,336	$26,104	$157,149	$139,834
Cost of sales	35,650	22,577	122,455	116,638

Gross profit	8,686	3,527	34,694	23,196
Selling, general and administrative expense	4,730	3,239	16,386	13,683
Research and development expense	529	—	1,194	—
(Insurance recoveries) losses relating to natural disaster and other, net	(5,393)	177	(10,326)	1,557

Operating income	8,820	111	27,440	7,956
Interest income (expense), net	(1,111)	(895)	(5,121)	(1,938)
Loss resulting from debt refinancing	—	—	(3,024)	—
Other income (expense), net	(87)	(85)	(333)	(244)

Income (loss) before income taxes	7,622	(869)	18,962	5,774
Provision (benefit) for income taxes	2,839	(473)	6,823	1,202

Net income (loss)	$4,783	$(396)	$12,139	$4,572

Basic earnings (loss) per share	$0.27	$(0.02)	$0.72	$0.19

Weighted average common shares outstanding	17,407	22,026	16,830	24,322

Diluted earnings (loss) per share	$0.27	$(0.02)	$0.70	$0.18

Weighted average common shares and potential common share equivalents outstanding	17,768	22,026	17,432	25,200

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2007	December 31, 2006
	(in thousands)
ASSETS
Current assets	$107,651	$89,759
Property and equipment, net	96,659	100,776
Deferred tax assets, net	175	4,103
Other assets	3,344	6,080

Total assets	$207,829	$200,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$24,190	$18,683
Long-term debt, less current maturities	58,976	72,693
Pension liabilities, net and other	6,208	8,252
Stockholders’ equity	118,455	101,090

Total liabilities and stockholders’ equity	$207,829	$200,718

Book value per share outstanding	$6.79	$6.24

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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